                                  SCHEDULE 14A
                                 (RULE 14A-101)

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     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


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                (Name of Registrant as Specified in Its Charter)

                              Gannett Co., Inc.
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

                                [GANNETT LOGO]

                                            March 17, 2000

Dear Shareholder:

     On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2000, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

     At this meeting you will be asked to vote for the election of three directors, for the election of PricewaterhouseCoopers as the Company's independent auditors for 2000 and to amend the Company's Certificate of Incorporation. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     There also is one shareholder proposal that we understand will be presented for consideration at the meeting. The shareholder proposal is discussed in the attached proxy statement. Your Board believes this proposal is not in the best interest of the Company and its shareholders and recommends that you vote against it.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please note that this year you may vote your shares by telephone or by mail. The toll-free telephone number and instructions are shown on the enclosed proxy card. Alternatively, you can vote by signing and dating the proxy card and returning it in the envelope provided.

     An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

     Thank you for your continued support.

                                   Cordially,

/s/ JOHN J. CURLEY                          /s/ DOUGLAS H. MCCORKINDALE
John J. Curley                              Douglas H. McCorkindale
Chairman and Chief Executive Officer        Vice Chairman and President

                                [GANNETT LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 2, 2000
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 2, 2000 for the following purposes:

          (1) to elect three directors;

          (2) to act upon a proposal to elect PricewaterhouseCoopers as the Company's independent auditors for the 2000 fiscal year;

          (3) to amend the Company's Certificate of Incorporation to increase the authorized shares of common stock;

          (4) to consider a shareholder proposal; and

          (5) to transact such other business, if any, as may properly come before the meeting.

     The Board of Directors has set the close of business on March 3, 2000 as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE NEXT PAGE TO VOTE USING THE TOLL-FREE TELEPHONE NUMBER ON THE ENCLOSED PROXY CARD OR BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                            By Action of the Board of Directors

                                           /s/ THOMAS L. CHAPPLE
                                            Thomas L. Chapple
                                              Secretary

Arlington, Virginia
March 17, 2000

                                [GANNETT LOGO]

                                PROXY STATEMENT

                      2000 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the Annual Meeting of Shareholders to be held on May 2, 2000.

     The Board set March 3, 2000 as the record date. Shareholders of record on that date may attend and vote at the Annual Meeting. On that date, there were shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote.

     Admission to the meeting is by ticket only. We will provide each shareholder with one admission ticket. Either you or your proxy are allowed to use your ticket. If you are a shareholder of record and plan to attend the meeting, please check the appropriate box on your proxy card, and return it in the enclosed return envelope. If you vote by telephone, you can request a ticket when you vote. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, VA 22234. Requests for admission tickets will be processed in the order in which they are received and must be received by no later than April 25, 2000. If you decide not to attend the meeting, please return your ticket to the Secretary, Gannett Co., Inc. at the above address.

     You may grant a proxy either by signing a proxy card or by telephone. Shares represented by proxies will be voted as directed by the shareholder on the proxy card or by telephone. Unless you direct otherwise, your shares will be voted for the Board's nominees for director, for the election of auditors, for the amendment of the Certificate of Incorporation and against the shareholder proposal. If you deliver a proxy by mail or by telephone, you have the right to revoke it in writing (by another proxy bearing a later date), by phone (by another call at a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke it.

     If you participate in the Company's Dividend Reinvestment or 401(k) Plans, your Gannett stock in those plans can be voted on the proxy card accompanying this Proxy Statement or by telephone. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as shares for which the trustee receives instructions.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 17, 2000.

                       PROPOSAL 1--ELECTION OF DIRECTORS

YOUR BOARD

     The Board of Directors is composed of 9 directors, but following the retirement discussed below, its size will be reduced to 8 directors. The By-laws of the Company provide that each director must own at least one thousand shares of Gannett stock, and each director meets or exceeds this requirement. The Board is divided into three classes, as equal in number as possible.

     The Board of Directors conducts its business through meetings of the Board and its committees. The Management Continuity Committee, the Executive Compensation Committee, the Audit Committee and the Public Responsibility and Personnel Practices Committee are four of those committees.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 2001 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company by February 7, 2001. The Committee members are Drew Lewis, Chair, H. Jesse Arnelle, Meredith A. Brokaw and John J. Curley. This Committee met 5 times during 1999.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives and administers the Company's executive incentive plans. The Committee members are Stuart T.K. Ho, Chair, Samuel J. Palmisano and Karen Hastie Williams. None of the members of the Committee is an employee of the Company. This Committee met 5 times during 1999.

     The Audit Committee reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee members are Karen Hastie Williams, Chair, Stuart T.K. Ho, Drew Lewis, Josephine P. Louis and Samuel J. Palmisano. None of the members of the Committee is an employee of the Company. This Committee met 3 times during 1999.

     The Public Responsibility and Personnel Practices Committee monitors the Company's performance in meeting its obligations of fairness in internal and external matters and under its equal employment opportunity programs. The Committee's members are Josephine P. Louis, Chair, H. Jesse Arnelle and Meredith
A. Brokaw. None of the members of the Committee is an employee of the Company. This Committee met once during 1999.

     At each Annual Meeting of Shareholders, one class of directors is elected for a three-year term. The Board of Directors held 7 meetings during 1999, and all of the directors attended at least 75% of the total meetings of the Board and any committee on which they served, except Mrs. Williams who attended 14 of a total of 19 Board and committee meetings.

NOMINEES

     The Board intends to nominate the three persons named below for election this year. All three nominees are currently directors. If they are elected, their term will run until the Annual Meeting in 2003 or until their successors are elected. The Company's By-laws provide that a director must retire on or before the annual meeting following his or her 70th birthday or, in the case of directors who are also employees, his or her 65th birthday. Josephine P. Louis reached age 70 earlier this year and will retire from the Board at this meeting. Drew Lewis, if elected this year, would retire at the Annual Meeting in 2002, as he turns 70 after next year's Annual Meeting.

     The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the Board may do one of three things. The Board may recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

     The three nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted as the shareholder directed. If no instructions are given, under New York Stock Exchange rules the broker may decide how to vote on the Board nominees.

     The principal occupations and business experience of the management nominees and of the continuing directors are described below.

     THE FOLLOWING HAVE BEEN NOMINATED FOR ELECTION AT THE 2000 ANNUAL MEETING:

                                H. JESSE ARNELLE

     Mr. Arnelle, 66, is of counsel to Womble, Carlyle, Sandridge & Rice, Winston-Salem, North Carolina. He was senior partner at the law firm of Arnelle, Hastie, McGee, Willis & Greene from 1985 to 1995, and was of counsel to the firm from 1995 to 1997. He is the Immediate Past Chairman of the Board of Trustees of Pennsylvania State University and is a director of FPL Group, Inc., Textron Corporation, Eastman Chemical Co., Armstrong World Industries, Waste Management, Inc. and Union Pacific Resources Group, Inc. He has been a director since March, 1999.

                                   DREW LEWIS

     Mr. Lewis, 68, is the former Chairman and Chief Executive Officer of Union Pacific Corporation. He served as the United States Secretary of Transportation from 1981 to 1983. He is a director of Union Pacific Resources Group Inc., American Express Company, Millenium Bank, and the FPL Group, Inc. He has been a director of Gannett since 1995.

                             KAREN HASTIE WILLIAMS

     Ms. Williams, 55, is a Partner at the law firm of Crowell & Moring, Washington, D.C. Ms. Williams is a director of Crestar Financial Services Corporation, Continential Airlines, Inc., Fannie Mae, and Washington Gas Light Company. She has been a director since 1997.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2001 ANNUAL MEETING:

                                 STUART T.K. HO

     Mr. Ho, 64, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is a director of Aloha Airgroup, Inc. and Pacific Century Financial Corporation. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 60, is Vice Chairman and President of Gannett. He was Vice Chairman and Chief Financial and Administrative Officer from 1985 to 1997. He has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc. and Global Crossing Ltd. and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director of Gannett since 1977.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2002 ANNUAL MEETING:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 59, is the founder of Penny Whistle Toys, Inc., in New York City, and is the author of children's books. She is a director of Conservation International, Washington, D.C. and Women's First Health Care. She has been a director of Gannett since 1983.

                                 JOHN J. CURLEY

     Mr. Curley, 61, is Chairman and Chief Executive Officer of Gannett. He was Chairman, President and Chief Executive Officer from 1989 to 1997, President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983.

                              SAMUEL J. PALMISANO

     Mr. Palmisano, 48, is Senior Vice President and Group Executive for IBM Enterprise Systems Group and serves on IBM's Corporate Executive Committee. He was Senior Vice President and Group Executive for IBM's Personal Computer Company from 1997 to 1998. He held various other senior executive positions since 1994 with responsibility for IBM's worldwide strategic outsourcing business. He has been a director of Gannett since 1998.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett common stock beneficially owned by all directors and by the five most highly compensated executive officers. The table is correct as of March 3, 2000:

      NAME OF OFFICER OR DIRECTOR                      TITLE                   SHARES OWNED
      ---------------------------                      -----                   ------------
John J. Curley.........................  Chairman and CEO
Douglas H. McCorkindale................  Vice Chairman and President
Gary L. Watson.........................  President/Newspaper Division
Cecil L. Walker........................  President/Broadcasting Division
Thomas Curley..........................  Senior Vice
                                         President/Administration, and
                                           President and Publisher, USA
                                           TODAY
H. Jesse Arnelle.......................  Director
Meredith A. Brokaw.....................  Director
Stuart T.K. Ho.........................  Director
Drew Lewis.............................  Director
Josephine P. Louis.....................  Director
Samuel J. Palmisano....................  Director
Karen H. Williams......................  Director
All directors and executive officers as
  a group (37) persons including those
  named above).........................

     Each person listed owns less than 1% of Gannett's outstanding shares. All
directors and executive officers as a group beneficially owned            shares
on March 3, 2000. This represents % of the outstanding shares. The following shares are included because they may be acquired under stock options by May 3,
2000: Mr. John J. Curley--           ; Mr. McCorkindale--           ; Mr.
Watson--         ; Mr. Walker--       ; Mr. Thomas Curley--         ; all
executive officers as a group--           . For all shares owned, each director
or executive officer possesses sole voting power and sole investment power, except for Mr. Ho, who shares investment and voting power with respect to shares held in trust.

     Some shares have not been listed above because the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust:
Mr. McCorkindale--    ; Mr. Watson--  ; all directors and executive officers as
a group--       .

     Also included among the shares listed above are the following shares which are held for individual deferred compensation accounts by The Northern Trust Company, as Trustee of the Gannett 1987 Deferred Compensation Plan: Mr.
McCorkindale--       ; Mr. Watson--       ; Mr. Walker--       ; Mr. Thomas
Curley--       ; Mrs. Brokaw--      ; Mr. Ho--       ; all directors and
executive officers as a group--         .

     The shares reported above do not include            shares owned on March
3, 2000 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: John J. Curley, Douglas H. McCorkindale, Richard L. Clapp (Senior Vice President, Human Resources), Larry F. Miller (Executive Vice President and Chief Financial Officer), and Gracia C. Martore (Treasurer and Vice President/Investor Relations).

COMPENSATION OF DIRECTORS

     The Company pays its directors an annual fee and meeting fees. The annual fee is $45,000. Each director receives $1,500 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives $1,000 for each committee meeting attended. Directors who are employees of the Company receive no director fees. Directors may elect to defer their fees under the 1987 Deferred Compensation Plan, which provides for eight investment options, including mutual funds and a Gannett Common Stock fund.

     In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors could participate. In 1996, the Board terminated this Plan as to any new directors. The annual benefit under the Plan is equal to a percentage of the director's highest annual compensation during the ten years of service preceding the director's retirement from the Board as follows: 10 years or more, 100%; nine years, 90%; eight years, 80%; seven years, 70%; six years, 60%; five years, 50%; and less than five years, 0%. The annual benefit will be paid each quarter for 10 years except for lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its compensation decisions in 1999:

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

COMPENSATION POLICY: PAY FOR PERFORMANCE

     The Executive Compensation Committee continues to place heavy emphasis on the principle of pay for performance.

     One important aspect of pay for performance is the Committee's continued emphasis on long-term stock compensation, which is consistent with the Committee's policy of tying the interests of the senior executives closely with those of the Company's shareholders and creating a greater incentive for key executives to manage the Company so as to increase shareholder value.

     Stock compensation includes long-term awards under the 1978 Executive Long-Term Incentive Plan, payment of 25% of an executive's bonus in Gannett stock, and minimum stock ownership guidelines for all executive officers.

THE ELEMENTS OF COMPENSATION AT GANNETT

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term stock awards under the 1978 Executive Long-Term Incentive Plan.

     These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate pay for performance, while the value of stock awards depends upon long-term results. These elements of compensation are discussed in detail below.

     This year, the Committee reaffirmed the following Compensation Policy which was originally adopted in 1992 and which guides the Committee in its compensation decisions:

                              Compensation Policy

     The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

     The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short-term performance, and long-term stock awards, including stock incentive rights and stock options, to promote long-term results.

     The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

     To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the Company's stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

     A job grading system is used to make equitable grants. At the lower end of the management grades, more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the grades. Options are given in larger amounts at higher grade levels because these performers can more directly influence long-term results.

COMPENSATION DECISIONS IN 1999

     In 1999, the Committee applied the Compensation Policy and continued to emphasize the important link between the compensation of its executive officers and the Company's performance relative to its business objectives and its competitors' performance. The Company's material business objectives are increasing shareholder value, performance against budget, product quality and employee development.

     In making its compensation decisions, the Committee considered the Company's performance in the following areas: earnings per share, operating income as a percentage of sales, return on assets, return on equity, operating cash flow, stock price, and market value. In addition, the Committee considered management's recommendations for individual compensation awards. The Committee also compared the Company's performance to that of its competitors and noted the Company's record profits, revenues and earnings per share. Companies with comparable revenues or profits in other industries also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the peer group companies named on page 11.)

     While the Committee considered these individual and Company performance factors in making individual compensation decisions, the Committee applied its own subjective good judgment in making final determinations.

     In 1999, the Committee continued to emphasize key executives' ownership of Gannett common stock as a component of their compensation. The Committee continued to oversee the executive share ownership guidelines for the five highest-paid officers and their ownership of Gannett common stock equal to three times their salary range midpoint and for other key executives and their ownership of Gannett common stock equal to their salary range midpoint. All of these officers and key executives exceed these stock ownership guidelines, with the exception of certain executives who recently became subject to these guidelines.

     The Committee took into account the deductibility of compensation expenditures under section 162(m) of the Internal Revenue Code. The Committee does not believe that rigid compliance with these tax law requirements is always consistent with sound executive compensation practices intended to improve
shareholder value. $          of Chairman and Chief Executive Officer John J.
Curley's 1999 compensation and $          of Vice Chairman and President Douglas
H. McCorkindale's 1999 compensation was non-deductible for income tax purposes under Section 162(m). The Committee anticipates that future compensation of certain key executives will include some amounts that likewise are not deductible.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT

     Base salaries are designed to help attract and retain management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy. The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by the Company's competitors and with other companies of comparable size in the media industry. Companies with comparable revenues or profits in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

     Other factors used to establish competitive salary ranges include internal job values, as determined by senior management, and the state of the economy in the Company's markets. The Company is significantly larger than its competitors and in 1999 had record profits, revenues and earnings per share. Those factors and general compensation practices in the media industry have led the Company to place its management salaries above the median for the comparative companies.

     In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience, and the chief executive officer's recommen-dations. The most important factor, however, was the Committee members' judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

                    NAME                              1998 SALARY         1999 SALARY
                    ----                              -----------         -----------
John J. Curley...............................          $900,000           $
Douglas H. McCorkindale......................          $800,000           $
Gary L. Watson...............................          $525,000           $
Cecil L. Walker..............................          $440,000           $
Thomas Curley................................          $420,000           $

     Mr. Curley and Mr. McCorkindale have employment contracts, described more fully on pp. 14 and 15, which provide for minimum salary levels but which had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR

     Annual bonuses paid under the Executive Incentive Bonus Plan focus performance, motivate executive officers and reward them for good performance. The goal of the Executive Incentive Bonus Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range established as a percentage of salary.

     The bonuses for 1999 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, the performance of the executive's business unit and/or the Company's overall performance. First, division performance was evaluated, and the available bonus fund was allocated by division. Second, each operating unit's performance was assessed, followed by individual performance evaluations conducted by senior management. Individual bonus amounts then were determined. The Committee's review of the bonuses was subjective, based on its knowledge of the Company, its regular contact with the executives throughout the year and a review of performance. No relative ranking of these various factors was applied.

     In furtherance of the Committee's goal of increasing the stock ownership by key executives, 25% of the bonuses for 1999 were paid to them in the form of Gannett common stock. This continues a practice established in 1994. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                     1998 BONUS                1999 BONUS
                               -----------------------   -----------------------
            NAME                  CASH      GCI SHARES      CASH      GCI SHARES
            ----               ----------   ----------   ----------   ----------
John J. Curley...............  $1,125,000     5,763      $
Douglas H. McCorkindale......  $1,068,000     5,475      $
Gary L. Watson...............  $  356,250     1,825      $
Cecil L. Walker..............  $  315,000     1,613      $
Thomas Curley................  $  300,000     1,536      $

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH

     Long-term stock awards under the 1978 Executive Long-Term Incentive Plan are based on the performance of Gannett common stock and are designed to align the executives' interests with those of the Company's shareholders. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, so as to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

     It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In recent years, the Committee has used two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (eight years for grants through 1995 and ten years thereafter) at the fair market value on the date of grant. A stock incentive right is the right to receive shares of common stock of the Company conditioned on continued employment throughout a specified period (typically four years). Stock incentive rights are not awarded to most executive officers.

     The Committee decides whether to grant individual long-term stock awards and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the Company's competitors and by using a Towers Perrin Survey of Media Companies. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

     Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

     The following chart shows the number of stock options awarded to the five highest paid officers of the Company, including the chief executive officer:

                                                           1998      1999
                          NAME                            OPTIONS   OPTIONS
                          ----                            -------   -------
John J. Curley..........................................  225,000   275,000
Douglas H. McCorkindale.................................  175,000   225,000
Gary L. Watson..........................................   82,500    84,000
Cecil L. Walker.........................................   49,500    68,000
Thomas Curley...........................................   38,500    53,000

CHIEF EXECUTIVE OFFICER COMPENSATION:

     As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman and Chief Executive Officer of the Company and its highest compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and its earnings per share, return on assets, return on equity, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 1999 fiscal year, diluted earnings per share from continuing operations, excluding a net non-operating gain from an exchange of television stations, increased 14.9%, from $2.74 to $3.15. Operating income from continuing operations as a percent of sales increased from 28.4% to 29.7%. In addition, the Company's stock price, excluding dividends, increased 26.4%, from $64.50 to $81.56. The Company's peer group, consisting of the S&P Publishing/Newspaper Index and the S&P Publishing
Index, excluding dividends, increased     % and the S&P 500 Index, excluding
dividends, increased     %. Cumulatively, over the last five years, excluding
dividends, the Company's stock price increased       %, the peer group increased
      % and the S&P 500 Index increased       %. In 1999, the Company's total
market value increased from $18.0 billion to $22.7 billion. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors.

     The Committee concluded that 1999 was another year of record revenues and earnings for the Company, and Mr. Curley's bonus and salary reflected these results.

     To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of the Company's competitors and of companies with revenues or profits comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed. The Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than that of its competitors and its net income and earnings per share set new records.

     In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. Curley 275,000 stock options in December 1999. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. Curley's financial interests to that of the Company's shareholders, since the value of these stock options is directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

     In short, the Committee believes that the Company's performance, Mr. Curley's performance, and the competitive market warrant the compensation package approved for him.

                                            Executive Compensation Committee

                                            Stuart T.K. Ho, Chair
                                            Samuel J. Palmisano
                                            Karen Hastie Williams

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period December 31, 1994 to December 31, 1999 with the S&P 500 Index and a "peer group" combining the companies on the S&P Publishing/Newspaper Index (Dow Jones & Co., Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, Times Mirror Company, and Tribune Company) and on the S&P Publishing Index (The McGraw-Hill Companies, Inc. and Meredith Corporation).

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index and the S&P Publishing Index also are weighted by market capitalization.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index, and the peer group at closing prices on December 31, 1994. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P Publishing/Newspaper Index and the S&P Publishing Index.

                                                    GANNETT CO., INC.             S&P 500 INDEX                PEER GROUP
                                                    -----------------             -------------                ----------
Dec 1994                                                 100.00                      100.00                      100.00
Dec 1995                                                 118.14                      137.58                      130.42
Dec 1996                                                 147.04                      169.17                      157.81
Dec 1997                                                 246.29                      225.60                      242.98
Dec 1998                                                 260.14                      290.08                      259.64
Dec 1999                                                 332.78                      351.12                      340.56

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company over the past three fiscal years.

                                                                                                  LONG-
                                                                                                   TERM
                                                                                                 COMPEN-
                                                                                                  SATION
                                                               ANNUAL COMPENSATION              AWARDS(3)
                                                     ----------------------------------------   ----------
                                                                                      OTHER
                                                                                     ANNUAL     SECURITIES   ALL OTHER
                                                                                     COMPEN-    UNDERLYING    COMPEN-
                     NAME AND                                SALARY     BONUS(1)    SATION(2)    OPTIONS     SATION(4)
                PRINCIPAL POSITION                   YEAR      ($)         ($)         ($)         (#)          ($)
                ------------------                   ----   ---------   ---------   ---------   ----------   ---------
John J. Curley.....................................  1999                                        275,000
(Chairman and CEO)                                   1998     900,000   1,500,000      6,866     225,000      92,408
                                                     1997     900,000   1,250,000      4,796     170,000      77,365
Douglas H. McCorkindale............................  1999                                        225,000
(Vice Chairman and President)                        1998     800,000   1,425,000     12,883     175,000      60,768
                                                     1997     750,000   1,175,000     11,924     140,000      43,141
Gary L. Watson.....................................  1999                                         84,000
(President/Newspaper Division)                       1998     525,000    475,000       8,557      82,500      34,628
                                                     1997     500,000    400,000       6,298      55,600      26,494
Cecil L. Walker....................................  1999                                         68,000
(President/Broadcasting Division)                    1998     440,000    420,000       4,800      49,500      35,973
                                                     1997     415,000    350,000       4,200      33,700      23,339
Thomas Curley(5)...................................  1999                                         53,000
  (Senior Vice President/Administration of Gannett   1998     420,000    400,000       5,455      38,500      23,886
  and President & Publisher USA TODAY)               1997     375,000    335,000       4,977      28,200      15,171

---------------

(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. Bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash or deferred cash.

(2) This column includes amounts paid by the Company under the Medical Reimbursement Plan and amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, alternate appreciation rights, performance bonus units, and option surrender rights may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company.

(4) This column includes the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers,
    as follows: John J. Curley--$      ; Mr. McCorkindale--$      ; Mr.
    Watson--$      ; Mr. Walker--$      ; and Thomas Curley--$      . The column
    also includes a matching contribution of $4,800 in Gannett Common Stock received by each of the five named officers under its 401(k) plan.

(5) John J. Curley and Thomas Curley are brothers.

                               OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                   ---------------------------------------------------
                                   NUMBER OF
                                   SECURITIES     % OF TOTAL
                                   UNDERLYING      OPTIONS       EXERCISE
                                    OPTIONS       GRANTED TO     OR BASE
                                    GRANTED       EMPLOYEES       PRICE     EXPIRATION       GRANT DATE
              NAME                    (#)       IN FISCAL YEAR    ($/SH)       DATE       PRESENT VALUE ($)
              ----                 ----------   --------------   --------   ----------    -----------------
John J. Curley...................   275,000
Douglas H. McCorkindale..........   225,000
Gary L. Watson...................    84,000
Cecil L. Walker..................    68,000
Thomas Curley....................    53,000

     This table shows stock options awarded to the five named officers in 1999. Stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of the stock options granted in the last fiscal year may be exercised on December 7, 2000, 50% on December 7, 2001, 75% on December 7, 2002, and 100% on December 7, 2003. Certain executive officers may transfer stock options to family members. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at that time. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR is automatically cancelled.

     "Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation. The assumptions used in calculating these values are:
a dividend yield of     %, expected volatility of       %, a risk-free interest
rate of     % and a 7-year expected life. The calculated value of the options on
the grant date was determined to be $      per option.

     On December 26, 1999, 16,872,659 shares of Gannett common stock were available for grants under the 1978 Executive Long-Term Incentive Plan. At that
time, there were             options outstanding with a weighted average
exercise price of $      . The expiration dates range from December 7, 2000 to
December 7, 2009.

                               STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END                 AT FY-END
                         SHARES                                (#)                           ($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
John J. Curley.......
Douglas H.
  McCorkindale.......
Gary L. Watson.......
Cecil L. Walker......
Thomas Curley........

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has a Transitional Compensation Plan (the "Plan") which provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause within two years after a change in control. Participants who choose to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Plan. A participant entitled to compensation will receive (i) all payments and benefits earned through the date of termination; (ii) a severance payment of two to three years' salary and bonus compensation, depending on years of service; (iii) life insurance and medical benefits for the same period; (iv) extra retirement plan benefits as though employment had continued for such two-to-three-year period; and (v) an amount that, after taxes, will equal the amount of any excise tax imposed on the severance payment under Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

     If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and stock incentive rights become payable. In addition, the 1978 Executive Long-Term Incentive Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to the spread between the option exercise price and the highest price paid for Company shares in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

     The Company has a contract with John J. Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as is mutually agreed upon, until January 1, 2004 (his normal retirement date). During his employment, Mr. Curley will receive an annual salary of $800,000 or such greater amount as the Board of Directors determines and an annual bonus if the Board of Directors decides to pay him one. If Mr. Curley's employment is terminated by the Company without cause, he will be entitled to receive his salary for the balance of the term, subject to certain conditions. The contract also allows him to terminate his employment if there has been a change in control of the Company, as defined in the contract. If within two years after a change in control he terminates his employment or if his employment is terminated by the Company without cause, he will be entitled to: (i) continued payment of his salary and bonus; (ii) continued insurance and similar benefits; (iii) a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (iv) to the extent allowed under the 1978 Executive Long-Term Incentive Plan or other plans, he also will be entitled immediately to exercise in full, or receive the value of, all stock options under those plans; and (v) a "gross-up" payment for taxes payable by Mr. Curley as a result of all these benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee's average annual compensation for the last five years and are made under an agreement like the employment agreements described in this Proxy Statement. Further, if this rule disallows an income tax deduction for any portion of these change in control payments to Mr. Curley, the amount of the disallowance will increase the portion of his annual compensation that would be nondeductible under section 162(m) of the Internal Revenue Code.

     Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after his employment contract ends as long as he continues as an employee of the Company.

     The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as is mutually agreed upon, until the earlier of July 1, 2004 (his normal retirement date) or four years after notice of termination. In August 1997, the Board elected Mr. McCorkindale to the office of Vice Chairman and President of the Company. During his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. If Mr. McCorkindale's employment is terminated without cause, he will be entitled to receive his annual salary for the balance of the term, subject to certain conditions. His contract also provides for arrangements in the event of a change in control of the Company like those described above for Mr. Curley. Mr. McCorkindale also is a participant in the Transitional Compensation Plan.

PENSION PLANS

     The Company's executive officers participate in the Gannett Retirement Plan, a defined benefit pension plan which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the executive officer's five highest consecutive years). The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under these two retirement plans to the individuals named in the above Summary Compensation Table in specified compensation and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

        FINAL            15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
       AVERAGE          OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED   OF CREDITED
      EARNINGS            SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
      --------          -----------   -----------   -----------   -----------   -----------
700,000........            210,000       280,000       350,000       374,500       399,000
800,000........            240,000       320,000       400,000       428,000       456,000
900,000........            270,000       360,000       450,000       481,500       513,000
1,000,000......            300,000       400,000       500,000        535,00       570,000
1,500,000......            450,000       600,000       750,000       802,500       855,000
2,000,000......            600,000       800,000     1,000,000     1,000,000     1,140,000
2,500,000......            750,000     1,000,000     1,250,000     1,330,000     1,415,000
3,000,000......            900,000     1,200,000     1,500,000     1,600,000     1,700,000

     Final Average Earnings includes salaries and bonuses shown on page 14. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John J. Curley--30, Mr. McCorkindale--28, Mr. Watson--30, Mr. Walker--27, and Thomas Curley--27.

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are PricewaterhouseCoopers, independent accountants. At the Annual Meeting, the shareholders will vote on a proposal to elect independent auditors for the Company's fiscal year ending December 31, 2000. The Audit Committee of the Board has recommended that PricewaterhouseCoopers be re-elected as independent auditors for 2000. The Board unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board will be voted FOR PricewaterhouseCoopers unless otherwise indicated.

     Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

             PROPOSAL 3--PROPOSED INCREASE IN AUTHORIZED SHARES OF
                              GANNETT COMMON STOCK

     The Board of Directors unanimously recommends that the shareholders consider and vote in favor of a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Gannett Common Stock from 400,000,000 shares to 800,000,000 shares. As of March
2, 2000,           shares were issued and outstanding out of the currently
authorized 400,000,000 shares. Of the remaining authorized shares, approximately million are reserved for issuance in connection with the Company's stock-based compensation plans.

     During 1997, the Company effected a 2-for-1 stock split following a significant increase in the market price of the Company's Stock. If the Board were to determine that it again would be appropriate to effect a similar stock split, there presently are not enough available authorized shares for such a split. Having said that, no specific transaction is presently contemplated which would result in the issuance of any of the additional shares of Gannett Common Stock upon approval of this proposal. While the presently authorized shares would satisfy the Company's needs for the immediate future, the Board of Directors believes that the number of authorized shares should be increased to provide for greater long range flexibility for use in connection with possible stock dividends, stock splits, or distributions to shareholders and other corporate purposes and in the negotiation of such acquisitions as may appear favorable and/or for future financing. Such an increase would potentially save the Company the expense and delay of calling a special meeting of shareholders to secure shareholder authorization each time a specific need arises. Shares of authorized Common Stock, including the proposed additional shares, would be available for issuance by action of the Board of Directors without shareholder approval unless required by law or by the regulations of the New York Stock Exchange. Shares issued in connection with certain employee benefit plans also may require shareholder approval.

     The additional shares for which authorization is sought will be identical to the shares of Common Stock now authorized and outstanding, and this proposal will not affect the rights of holders of the Common Stock. Issuance of additional stock could have a dilutive affect on earnings per share or on the stock ownership or voting rights of a shareholder. Under certain circumstances, the Company could use the additional unissued stock to create impediments for persons seeking to acquire control of the Company. However, the proposed increase in the common stock is not designed to deter or prevent a change of control. The holders of the Company's Common Stock have no preemptive rights. Financial statements are not included in this Proxy Statement as they are not deemed material for the exercise of prudent judgment on this proposal.

     The Board recommends that shareholders vote FOR this proposal. The affirmative vote of a majority of the outstanding shares entitled to vote at the meeting is required for approval of the proposal. Proxies solicited by the Board of Director's will be voted FOR proposal 3 unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "AGAINST" a proposal. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote on the proposal.

                              SHAREHOLDER PROPOSAL

     The Company has received the following shareholder proposal. The Board of Directors recommends a vote AGAINST the proposal, and your proxy will be so voted unless you specify otherwise.

                 PROPOSAL 4--EEO REPORTING AND AMERICAN INDIANS

     Mercy Health Services, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, beneficial owner of 3,000 shares of Gannett Common Stock, has notified the Company that it intends to present the following proposal for consideration at the meeting.

     RESOLVED: The company prepare at reasonable cost a report, omitting where appropriate confidential information, that includes the following:

          1. A report shall include the EEO-1 report in the standard federal government categories according to their gender and races in each of the nine major EEOC defined job categories for the previous three years.

          2. A description of how the company is working to increase its business with female and minority suppliers and service providers.

          3. Report any federal audit, Corporate Management Review, and Letter of Compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

  Statement by Shareholder in Support of the Resolution

     Equal Employment Opportunity is a key issue for many shareholders. The 1995 bipartisan Glass Ceiling Commission study explains that a positive diversity record has a positive impact on the bottom line. While women and minorities comprise 57 percent of the U.S. workforce the Commission found that they represent only 3 percent of executive management positions. By far the most vulnerable and most excluded from corporate diversity initiatives are American Indians.

     Corporations have discontinued discriminating images and names like Black Sambo and Frito Bandito while similar discriminatory images and names against American Indians, like "redskin" and "chief wahoo," remain in use. "Redskin" originated from 1800s businessmen who coined the term from their dealing with animal skins (deerskin and bearskin) and "red" from the dried blood of the scalps of Indian men, women and children. Businesses used actual heads of Indian men, women and children or images and names to attract their customers.

     Every major American Indian organization including the National Congress of American Indians, National Indian Education Association and Society of American Indian Psychiatrists has called for an end to American Indian negative images/names.

     Workplace discrimination has created a significant burden for shareholders because of the high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination complaints. For example:

          1) In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

          2) In 1997 Denny's reported it was still trying to win back its minority customers, dating back to the 1992 discrimination complaints against Denny's.

          3) A U.S. Patent and Trademark lawsuit by American Indians resulted in the Washington football team losing nine corporate patents because of the offensive name and images.

          4) Chicago area American Indian fireman won a 1998 discrimination case because six supervisors failed to stop offensive negative names and images about American Indians in the workplace.

          5) The Los Angeles School district, largest in the country, banned derogatory consumer products, names and images of American Indians from the school system.

     We believe negative images and names of American Indians are contrary to corporate business interests and create a negative social, educational and working environment for Indian and non-Indian people.

  Statement by the Board of Directors Against the Resolution

     Your Board of Directors believes that the Company's diversity efforts are exemplary and that the actions outlined in this proposal are unnecessary.

     We agree with the shareholder proponent that a positive diversity record has a positive impact on a company's bottom line. Gannett's Ethics Policy states that "We believe respect for others and our commitment to diversity represent vital strengths of our Company." The Company's diversity program, developed in 1980 and implemented in all Gannett operating units, is dedicated to the upward mobility of women and minorities to management and professional positions. Diversity committees appointed at each operating unit continually develop programs to foster an environment where employees can contribute to their fullest potential.

     The Company's efforts in achieving a diverse workforce have been recognized by, among others, Working Mother magazine by its inclusion of Gannett on its list of the 100 Best Companies for Working Mothers during all 14 years of this survey. Also, Fortune magazine has named the Company one of the 50 Best Companies for Asians, Blacks and Hispanics.

     With respect to the specific diversity-related actions recommended by the shareholder proponent:

          1. The Company already files annual EEO-1 reports on the gender and race of Company employees with Federal agencies.

          2. The Company, through its purchasing subsidiary, Gannett Supply Corporation, encourages and monitors the efforts of the Company's operating units to use female and minority suppliers. In fact, in 1999, the Company purchased goods and services from over 26,000 female- and minority-owned suppliers.

          3. Those operating units of the Company that have contracts with the federal government are obligated to adhere to the applicable federal compliance regulations.

     In light of the foregoing, your Board believes that the actions proposed by the shareholder proponent are unnecessary and recommends that shareholders vote against this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal at the meeting will constitute approval of the shareholder proposal. Proxies solicited by the Board of Directors will be voted AGAINST proposal 4 unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" a proposal. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote on the proposal.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     To be eligible for inclusion in the proxy materials for the Company's 2001 Annual Meeting, shareholder proposals must be received at the Company's principal executive offices by November 17, 2000. A shareholder who wishes to present a proposal at the Company's 2000 Annual Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company's principal executive offices by February 7, 2001.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson Shareholder Communications, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

     Copies of the 1999 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 17, 2000

                                                          ----------------------
                                                          COMPANY #
                                                          CONTROL #
                                                          ----------------------

                  VOTING INSTRUCTIONS FOR GANNETT CO., INC.'S
                      2000 ANNUAL MEETING OF SHAREHOLDERS

Gannett Co., Inc. shareholders may vote their shares for matters to be covered at the Company's 2000 Annual Meeting of Shareholders using a toll-free telephone number. Of course, if you prefer, you can vote using the attached proxy card. Below are the instructions for voting by phone or in writing.

VOTE BY PHONE 1-800-240-6326

Use any touch tone telephone to vote your proxy at any time 24 hours a day, 7 days a week, until 12:00 p.m. on May 1, 2000. Have your proxy card in hand when you call. You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number which are located above, and then to follow the simple voting instructions. If you would like to attend the meeting, you will have the opportunity to request a ticket at the end of the telephone call.

VOTE BY MAIL

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope.

           IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.
                             THANK YOU FOR VOTING.

                            \/ Please detach here \/

 ___                                                                                                                            ___
|                                                                                                                                  |
|                                                                                                                                  |
    THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
    1. ELECTION OF DIRECTORS: Nominees are: 01 H. Jesse Arnelle       [ ] VOTE FOR all nominees   [ ] VOTE WITHHELD
                                            02 Drew Lewis                 except those I have         from all nominees
                                            03 Karen Hastie Williams      listed below

       (Instructions: To withhold authority to vote for any individual      ---------------------------------------------
       nominee, write the number(s) in the box provided to the right.)      |                                           |
                                                                            ---------------------------------------------

    2. PROPOSAL TO ELECT PricewaterhouseCoopers as the Company's Auditors.  [ ]  FOR       [ ]  AGAINST      [ ]  ABSTAIN

    3. PROPOSAL TO INCREASE Authorized Shares of Common Stock.              [ ]  FOR       [ ]  AGAINST      [ ]  ABSTAIN

    THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

    4. SHAREHOLDER PROPOSAL concerning American Indians.                    [ ]  FOR       [ ]  AGAINST      [ ]  ABSTAIN

    THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

    Address change?  Mark Box  [ ]  Indicate changes below.     [ ]  I PLAN TO ATTEND THE MEETING, AND I REQUEST A TICKET.


                                                                            Date
                                                                                -----------------------------------------

                                                                            ---------------------------------------------
                                                                            |                                           |
                                                                            |                                           |
                                                                            ---------------------------------------------

                                                                            SIGNATURE(S) IN BOX

                                                                            Please sign EXACTLY as name appears at the left.
                                                                            Joint owners each should sign. When signing as
                                                                            attorney, executor, administrator, trustee or
                                                                            guardian, please give full related title.




|                                                                                                                                  |
|                                                                                                                                  |
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

                               GANNETT CO., INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 2, 2000

       The undersigned hereby appoints John J. Curley and Douglas H. McCorkindale, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 2, 2000 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

       PLEASE CAST YOUR VOTES ON THE REVERSE SIDE OR BY TELEPHONE AS DESCRIBED ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

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                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------